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[PRO-FAC COOPERATIVE, INC. GRAPHIC]

                                                                    Exhibit 99.1

                                                                       Contacts:
                                                                    Kevin Murphy
                                                                    585-218-4210


                      PRO-FAC ANNOUNCES FISCAL 2006 RESULTS

Fairport, N.Y., September 20, 2006...Pro-Fac Cooperative, Inc. ("Pro-Fac" or the "Cooperative") (Nasdaq-CM: PFACP), an agricultural cooperative, filed its Report on Form 10-K for the fiscal year ended June 24, 2006 today with the Securities and Exchange Commission. The Form 10-K among other things includes Pro-Fac's financial results for fiscal 2006.

For the fiscal year ended June 24, 2006, Pro-Fac had a net loss of $2.2 million. Pro-Fac uses the equity method of accounting for its investment in Birds Eye Holdings, LLC, its most important asset. The loss for the year ended June 24, 2006 resulted from the excess of the loss recognized using the equity method for Pro-Fac's investment in Birds Eye Holdings, LLC and normal operating expenses over the proceeds of the termination payments received under the terms of the termination agreement between Pro-Fac and Birds Eye Foods. These termination payments represent the most important source of income to Pro-Fac.

ABOUT PRO-FAC:

Pro-Fac Cooperative is an agricultural cooperative that markets crops grown by its member-growers, including fruits (cherries, applies, blueberries, and peaches), vegetables (snap beans, beets, cucumbers, peas, sweet corn, carrots, cabbage, squash, asparagus and potatoes) and popcorn. Only growers of crops marketed through Pro-Fac (or associations of such growers) can become members of Pro-Fac. Pro-Fac's Class A cumulative preferred stock is listed on The Nasdaq Capital Market under the stock symbol, "PFACP". More information about Pro-Fac can be found on its web site at http://profaccoop.com/.